Exhibit 5.2

Sheppard, Mullin, Richter & Hampton LLP 1901 Avenue of the Stars, Suite 1600 Los Angeles, California 90067-6055 310.228.3700 main 310.228.3701 fax www.sheppardmullin.com

July 31, 2013

SunGard Data Systems Inc.

680 East Swedesford Road

Wayne, Pennsylvania 19087

Re:	SunGard Data Systems Inc. – Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special counsel in the State of California for SunGard AvantGard LLC, a California limited liability company (the “Guarantor”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed by SunGard Data Systems Inc., a Delaware corporation (the “Company”), the Guarantor and certain other guarantors with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of (i) the Company’s 7-3/8% Senior Notes due 2018 (the “Senior Notes due 2018”) and the guarantees issued by the Guarantor and certain other guarantors (the “Senior Guarantees of Senior Notes due 2018”) with respect to the Senior Notes due 2018, (ii) the Company’s 7-5/8% Senior Notes due 2020 (the “Senior Notes due 2020”) and the guarantees issued by the Guarantor and certain other guarantors (the “Senior Guarantees of Senior Notes due 2020”) with respect to the Senior Notes due 2020 and (iii) the Company’s 6.625% Senior Subordinated Notes due 2019 (the “Senior Subordinated Notes”) and the guarantees issued by the Guarantor and certain other guarantors (the “Senior Subordinated Guarantees” and, together with the Senior Guarantees of Senior Notes due 2018 and Senior Guarantees of Senior Notes due 2020, the “Guarantees”) with respect to the Senior Subordinated Notes, in each case to be offered solely for market making purposes by an affiliate of the Company. The Senior Notes due 2018 have been issued under an indenture dated November 16, 2010 (the “2018 Indenture”) among the Company, the Guarantor, certain other guarantors and The Bank of New York Mellon, as trustee (the “Trustee”). The Senior Notes due 2020 have been issued under an indenture dated November 16, 2010 (the “2020 Indenture”) among the Company, the Guarantor, certain other guarantors and the Trustee. The Senior Subordinated Notes have been issued under an indenture dated November 1, 2012 (the “Senior Subordinated Indenture,” and together with the 2018 Indenture and the 2020 Indenture, the “Indentures”) among the Company, the Guarantor, certain other guarantors, and the Trustee.

In connection with this opinion, we have examined the Registration Statement and the Indentures. In addition, we have examined, and have relied as to matters of fact upon, the documents delivered to you at the closing and upon originals, or duplicates or certified or conformed copies, of such limited liability company records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Guarantor, and have made such other investigations, as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

SunGard Data Systems Inc.

July 31, 2013

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

As used in this opinion, the expressions “to our knowledge” or “known to us” with reference to matters of fact refer to the current actual knowledge of the attorneys within the firm with primary responsibility for the transactions covered by this opinion. Except to the extent expressly set forth herein we have not undertaken any independent investigation to determine the accuracy or completeness of any such statement (including without limitation any examination of any records of any court or governmental agency or body, or documents in our files or otherwise made available to us by the Guarantor), and no inference as to the accuracy or completeness of any such statement should be drawn from our representation of the Guarantor or our rendering the opinions set forth below. We specifically advise you that we have made no docket or other search of the records of any court, administrative tribunal or other similar entity or body to determine the existence of any orders or pending litigation.

Based on the foregoing, but subject to the qualifications and limitations expressed below, we are of the opinion that:

1. The Guarantor (a) has been duly formed and is validly existing and in good standing as a limited liability company under the law of the State of California, and (b) has the limited liability company power and authority to conduct its business as described in the Registration Statement.

2. Each of the Indentures has been duly authorized, executed and delivered by the Guarantor.

3. Each of the Guarantees has been duly authorized and issued by the Guarantor.

4. The issuance of the Guarantees by the Guarantor, and the performance by the Guarantor of the Indentures, will not violate the articles of formation or operating agreement of the Guarantor, or any California statute, rule or regulation applicable to the Guarantor or any order known to us issued pursuant to any California statute by any California court or governmental agency or body having jurisdiction over the Guarantor or any of its properties.

5. No consent, approval, authorization, order, registration or qualification of or with any California governmental agency or body or, to our knowledge, any California court is required for the issuance of the Guarantees by the Guarantor or the compliance by the Guarantor with all of the provisions of the Indentures.

SunGard Data Systems Inc.

July 31, 2013

In rendering the opinions set forth in paragraph 1 above as to the good standing of the Guarantor, we have relied exclusively on certificates of public officials.

The opinions herein expressed are subject to the following qualifications and limitations:

(1) The effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination.

(2) Limitations imposed by general principles of equity upon the availability of equitable remedies or the enforcement of provisions of any of the Guarantees or the Indentures.

(3) We express no opinion as to the effect on the opinions expressed herein of (i) compliance or non-compliance by any party to the Indentures (in each case, other than the Guarantor) with any laws or regulations applicable to it, or (ii) the legal or regulatory status or the nature of the business of any such party (other than the Guarantor).

Our opinions in Paragraphs 4 and 5, above, are based upon our consideration of only those statutes, rules and regulations which, in our experience, are normally applicable to issuers and guarantors in note transactions; provided that we express no opinion as to (1) any federal or state securities laws or regulations, (2) any federal or state tax laws or regulations, (3) any federal or state banking or insurance laws or regulations, (4) any law, rule or regulation relating to patents, trademarks, copyrights or licenses, (5) any pension or employee benefit laws or regulations, (6) any federal or state antitrust or unfair competition laws or regulations, (7) any fraudulent transfer or fraudulent conveyance laws, (8) compliance by any party with any fiduciary duty requirements; (9) any statutes, ordinances, administrative decisions, rules or regulations of counties, towns, municipalities and special political subdivisions (whether created or enabled through legislative action at the state or regional level) or judicial decisions to the extent that they deal with any of the foregoing, (10) any racketeering laws or regulations, (11) any health and safety laws or regulations, (12) any labor laws or regulations, (13) any laws, regulations and policies concerning (i) national or local emergency, (ii) possible judicial deference to acts of sovereign states, and (iii) criminal and civil forfeiture laws, (14) the Dodd-Frank Wall Street Reform and Consumer Protection Act and (15) other state statutes of general application to the extent they provide for criminal prosecution.

We express no opinion as to any law other than the law of the State of California.

Our opinions are rendered as of the date hereof, and we assume no obligation to advise you of changes that may hereafter be brought to our attention. This opinion letter is rendered to you in connection with the matters described herein. This opinion letter may not be

SunGard Data Systems Inc.

July 31, 2013

relied upon by you for any other purpose. Copies of this opinion may be furnished to your counsel, Simpson Thacher & Bartlett LLP, which may rely upon the opinion set forth herein as though addressed to it, subject to the qualifications and limitations related thereto. We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ SHEPPARD MULLIN RICHTER & HAMPTON LLP

SHEPPARD MULLIN RICHTER & HAMPTON LLP